Filed pursuant to Rule 433 Registration Statement No. 333-180300-03 FINANCIAL PRODUCTS FACT SHEET (U941)

Offering Period: December 12, 2013—December 30, 2013

4 year Absolute Return Barrier Securities Linked to the S&P 500® Index
and the Russell 2000® Index

Product Summary

•	4 year Absolute Return Barrier Securities linked to the performance of the S&P 500® Index and the Russell 2000® Index.
•	If the Final Level of the Lowest Performing Underlying is greater than or equal to its Initial Level, the investor will be entitled to receive their principal amount at maturity multiplied by the sum of one plus the Underlying Return of the Lowest Performing Underlying.
•	If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event does not occur, the investor will be entitled to receive their principal amount at maturity multiplied by the sum of one plus the absolute value of the Underlying Return of the Lowest Performing Underlying.
•	If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event occurs, the investor will be fully exposed to the depreciation in the Lowest Performing Underlying.
•	Any payment on the securities is subject to our ability to pay our obligations as they become due.
•

Credit Suisse currently estimates that the value of the securities on the Trade Date will be less than the price you pay for the securities, reflecting the deduction of underwriting discounts and commissions and other costs of creating and marketing the securities.

Terms

Issuer:	Credit Suisse AG ("Credit Suisse"), acting through one of its branches
Trade Date:	Expected to be December 30, 2013.
Settlement Date:	Expected to be January 3, 2013.
Underlyings:	The S&P 500® Index and the Russell 2000® Index
Knock-In Level:	For each Underlying, expected to be between 60% and 64% of its Initial Level (to be determined on the Trade Date).
Knock-In Event:	A Knock-In Event will occur if the Final Level of any Underlying is equal to or less than its Knock-In Level.
Initial Level:	For each Underlying, the closing level of such Underlying on the Trade Date.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Redemption Amount:

For each $1,000 principal amount of securities:

a)     If the Final Level of the Lowest Performing Underlying is greater than or equal to its Initial Level, $1,000 x ( 1 + Underlying Return of the Lowest Performing Underlying.)

b)     If the Final Level of the Lowest Performing Underlying is less than its Initial Level and (i) a Knock-In Event has not occurred, $1,000 x ( 1 + absolute value of the Underlying Return of the Lowest Performing Underlying ); (ii) a Knock-In Event has occurred, $1,000 x (1 + Underlying Return of the Lowest Performing Underlying)

Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Underlying Return:	For each Underlying, calculated as follows: (Final Level – Initial Level)/Initial Level
Valuation Date: Maturity Date:	January 2, 2018 January 5, 2018
CUSIP:	22547QEP7

Benefits

•	Offers uncapped participation in the appreciation of the Lowest Performing Underlying.
•	Offers opportunity to profit from the depreciation of the Lowest Performing Underlying if a Knock-In Event does not occur, subject to an embedded cap.
•	Reduced downside risk due to a contingent buffer expected to be between 36% and 40%.

Hypothetical Returns at Maturity

Percentage Change from the Initial Level to the Final Level of the Lowest Performing Underlying	Percentage Change of Underlying Return of the Lowest Performing Underlying (1)(2)	Redemption Amount (2)
50%	50%	$1,500
40%	40%	$1,400
30%	30%	$1,300
20%	20%	$1,200
10%	10%	$1,100
0%	0%	$1,000
-10%	10%	$1,100
-20%	20%	$1,200
-30%	30%	$1,300
-40%	-40%	$600
-50%	-50%	$500
(1)	Assumes a Knock-In Level of 62% (the midpoint of the expected range) (to be determined on the Trade Date).
(2)	The hypothetical Redemption Amounts set forth above are for illustrative purposes only and may not be the actual returns applicable to the investor. The numbers appearing in the table have been rounded for ease of analysis.

Product Risks

•	Investment may result in a loss of up to 100% of principal.
•	The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.
•	The return on the securities is affected by the Final Level of the Lowest Performing Underlying and the occurrence of a Knock-In Event.
•	If the Final Level of the Lowest Performing Underlying is less than the Initial Level and a Knock-In Event has not occurred, the Redemption Amount will be subject to an embedded cap expected to be between 35.99% and 39.99%.
•	The Redemption Amount will be based on the Underlying Return of the Lowest Performing Underlying and, therefore, you will not benefit from the performance of any other Underlying.
•	If a Knock-In Event occurs, the Underlying Return of the Lowest Performing Underlying will be negative and you will receive less than the principal amount at maturity and may receive nothing.
•	The securities are exposed to the risk fluctuations in the level of the Underlyings to the same degree for each Underlying.
(See “Additional Risk Considerations” on the next page.)

Product Profile

Horizon (years)	4 years
Principal Repayment	Principal at Risk
Investment Objective	Appreciation

FINANCIAL PRODUCTS FACT SHEET

Offering Period: December 12, 2013— December 30, 2013

4 year Absolute Return Barrier Securities

Additional Risk Considerations

•	Prior to maturity, costs such as concessions and hedging may affect the value of the securities.
•	Liquidity – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market. For example, the creditworthiness of the Issuer, including actual or anticipated downgrades to the Issuer’s credit ratings, may be a contributing factor.
•	Potential Conflicts – We and our affiliates play a variety of roles in connection with the issuance of the securities including acting as calculation agent, hedging our obligations under the securities and determining the estimated value of the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary account without prior written approval of the customer.
•	The securities will be affected by a number of economic, financial, political, regulatory and judicial factors that may either offset or magnify each other.
•	As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the Underlyings.

The risks set forth in the section entitled “Product Risks” on the preceding page and this section “Additional Risk Considerations” are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Product Risks” and “Additional Risk Considerations” sections herein, the “Selected Risk Considerations” section in the pricing supplement and the “Risk Factors” section in the product supplement, which set forth risks related to an investment in the securities.

Disclaimer

IRS Circular 230 Disclosure: Credit Suisse and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with Credit Suisse of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early sales could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of Credit Suisse Research Departments. Financial Products may involve a high degree of risk, and may be appropriate investments only for sophisticated investors who are capable of understanding and assuming the risks involved. Credit Suisse and its affiliates may have positions (long or short), effect transactions or make markets in securities or financial instruments mentioned herein (or options with respect thereto), or provide advice or loans to, or participate in the underwriting or restructuring of the obligations, issuers of the stocks comprising the applicable index, indices or fund mentioned herein. Credit Suisse is a member of FINRA, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a Credit Suisse entity qualified in their home jurisdiction unless governing law permits otherwise.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated December 12, 2013, Underlying Supplement dated July 29, 2013, Product Supplement No. U-I dated March 23, 2012, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-(800)-221-1037.

You may access the pricing supplement related to the offering summarized herein on the SEC website at:
http://www.sec.gov/Archives/edgar/data/1053092/000095010313007252/dp42561_424b2-u941.htm

You may access the underlying supplement, product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.